Exhibit 99.1

Parks! America, Inc. Reports Q3 and YTD Fiscal 2023 Results

●	Q3 park revenues decreased 4% on a pro forma basis, adjusting for the revenue impact of the tornado at the Georgia Park
●	Majority of the Walkabout in Georgia reopened following the March tornado closure
●	Management remains focused on long-term organic growth, with an emphasis on improved marketing, operating efficiencies and the overall guest experience

PINE MOUNTAIN, Georgia, August 15, 2023 — Parks! America, Inc. (OTCPink: PRKA), today announced the results for its third fiscal quarter and nine months ended July 2, 2022.

Third Quarter Fiscal 2023 Highlights

Total revenues for the fiscal quarter ended July 2, 2023 were $2.85 million, a decrease of $794,193, compared to $3.64 million for the fiscal quarter ended July 3, 2022. Park revenues were $2.80 million, a decrease of $817,728 or 22.6%, and animal sales increased by $23,535 to $48,620. As a result of a devastating tornado and rain event on March 26-27, 2023, our Georgia Park was fully closed for the first 12 days of the quarter, with a multi-phased reopening which began on April 15th. Based on comparable prior year sales through May 6th, management estimates approximately $675,500 of park revenues were lost during the closure and early reopening phases. On a pro forma basis, adjusting for the impact of the tornado related closure and phased reopening on Georgia park revenues, aggregate second quarter park revenues decreased 3.9%.

The Company reported a net income of $512,035, or $0.01 per basic share and fully diluted share, for the fiscal quarter ended July 2, 2023, compared to a net income of $718,712, or $0.01 per basic share and fully diluted share, for the fiscal quarter ended July 3, 2022, resulting in a decrease of $206,677. Excluding the after-tax effect of the Georgia Park tornado related net insurance recovery of $196,206 for the three-month period ended July 2, 2023, as well as the $73,000 after-tax expense associated with a legal settlement during the three months ended July 3, 2022, our adjusted net income decreased $475,883 for the three-month period ended July 2, 2023. The lower adjusted net income for the quarter is largely attributable to lost revenues associated with the closure and phased reopening of our Georgia Park due to the tornado.

“Our Missouri Park performed well during the quarter with attendance and overall park revenue generating double digit percentage increases, driven by more competitive admission pricing as well as a strong marketing effort,” said Lisa Brady, president and CEO. “We are pleased with the rebuild efforts at our Georgia Park and remain focused on returning attendance and revenues to prior year levels. Our Texas park was negatively impacted by periods of significant precipitation during the quarter compared to near drought conditions in the prior year period. We continue to monitor attendance trends at the park and are continually tweaking our marketing efforts to generate brand awareness and drive overall attendance. Our teams did a great job managing expenses during the quarter and we have continued to focus on driving an improved guest experience in our parks,” Ms. Brady concluded.

Nine Months Fiscal 2023 Highlights

Total revenues for the nine months ended July 2, 2023 were $6.59 million, a decrease of $1.09 million, compared to $7.68 million for the nine months ended July 3, 2022. Park revenues were $6.48 million, a decrease of $1.17 million or 15.3%. As a result of the tornado and rain event noted earlier, our Georgia Park was fully closed for the subsequent 20 days, with a multi-phased reopening which began on April 15th. Based on comparable prior year sales for March 26th through May 6th, management estimates approximately $979,000 of park revenues were lost during the closure and early reopening phases. On a pro forma basis, adjusting for the impact of the tornado related closure and phased reopening on Georgia park revenues, aggregate nine month park revenues declined by 2.5%.

The Company reported a net loss of $487,064, or $0.01 per basic share and fully diluted share, for the nine months ended July 2, 2023, compared to net a net income of $245,082, or $0.00 per basic share and fully diluted share, for the nine months ended July 3, 2022, resulting in a net decrease of $732,146. Excluding the $265,426 after-tax effect of the Georgia Park net tornado expenses and write-offs for the nine-month period ended July 2, 2023, as well as the $73,000 after-tax expense associated with a legal settlement during the nine-month period ended July 3, 2022, our adjusted net income decreased $539,720 for the nine-month period ended July 2, 2023. The lower adjusted net income for the nine months ended July 2, 2023 is largely attributable to lost revenues associated with the closure and phased reopening of our Georgia Park due to the tornado and higher Corporate expenses, partially offset by improved segment profitability at our Missouri Park.

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Park Revenues through August 5, 2023

For the first five weeks of our 2023 fiscal fourth quarter, park revenues declined 5.5%. Our Georgia park revenue continued to be approximately 10% behind prior year sales, which we believe has been driven by several factors including the ongoing impact of the partial closure, increased regional competition, along with overall economic pressure on discretionary consumer spending. Momentum continued at our Missouri park, with park revenue up nearly 8% and attendance up approximately 24%. Our Texas park also experienced strong growth, with revenue up over 3% and attendance up 12%, despite persistent temperatures north of 100 degrees.

“We were pleased with the positive momentum in the first five weeks of our fiscal fourth quarter. Missouri has continued to demonstrate strong momentum driven by our updated pricing strategy and enhanced marketing efforts. We are particularly pleased with the growth in Texas, as our marketing efforts are more than offsetting the impact of persistent heat. Our Georgia Park revenue is in line with our expectations as we continue work to reopen the entirety of the Walkabout and recover from the lost momentum driven by the devastation caused by the tornado,” Ms. Brady commented.

Balance Sheet and Liquidity

The Company had working capital of $3.42 million as of July 2, 2023, compared to $4.67 million as of October 2, 2022 and $4.38 million as of July 3, 2022. The Company had total debt of $4.41 million as of July 2, 2023, compared to $4.96 million as of October 2, 2022 and $5.45 million as of July 3, 2022. The Company’s debt-to-equity ratio was 0.29 to 1.0 as of July 2, 2023, compared to 0.32 to 1.0 as of October 2, 2022 and 0.37 to 1.0 as of July 3, 2022.

Fiscal 2023 Commentary and Outlook

“Our current outlook remains consistent with our commentary last quarter as we remain optimistic we will generate a positive EBITDA for our 2023 fiscal year. However, due to the impact of the tornado and pace of recovery in Georgia, we may report a net loss for the fiscal year,” said Ms. Brady.

Ms. Brady added, “As we consider our long-term strategy and work to deliver increased shareholder returns, we believe we are on a path to drive sustained profitability at our Missouri Park through a combination of growth in the core business as well as future adjacent development. We continue to closely monitor our Texas park and the marketing strategy as we work to build the brand and overall awareness, recognizing this park opened in May 2019 and remains in its infancy. However, the attendance build is slower than expected when we acquired this park in late April 2020.”

“Despite what has been an extraordinarily challenging year due to the aftermath of the Georgia tornado, I am so proud of the hard work and dedication of our teams and the organic momentum we have built internally. We continue to focus on enhancing our guest experience, team development and fine-tuning the foundational elements of our business, all in support of operationalizing our long-term growth strategy to take Parks! America to the next level. I would like to thank our investors for their continued support,” Ms. Brady closed.

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About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Form 10-K for the fiscal year ended October 2, 2022, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. Such forward-looking statements involve risks and uncertainties, including, among other things, statements concerning: our business strategy; liquidity and capital expenditures; future sources of revenues and anticipated costs and expenses; and trends in industry activity generally. Such forward-looking statements include, among others, those statements including the words such as “may,” “will,” “should,” “expect,” “plan,” “could,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or similar language or by discussions of our outlook, plans, goals, strategy or intentions.

You are cautioned not to place undue reliance on these forward-looking statements; our actual results may differ significantly from those projected in the forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to vary materially from future results include but are not limited to: competition from other parks which we believe is increasing, difficulty engaging seasonal and full-time workers, inclement weather conditions during our primary tourist season, the price of animal feed and the price of gasoline. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements.

We believe the expectations reflected in forward-looking statements are reasonable, however we can give no assurances that such expectations will be realized, and actual results could differ materially. We assume no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2022.

Contact:	Lisa Brady
President and Chief Executive Officer
(706) 663-8744
lisa@parksamerica.com

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PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Nine Months Ended July 2, 2023 and July 3, 2022

	For the three months ended		For the nine months ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Park revenues	$2,801,512	$3,619,240	$6,476,656	$7,645,743
Sale of animals	48,620	25,085	110,320	29,914
Total revenues	2,850,132	3,644,325	6,586,976	7,675,657

Cost of sales	374,131	461,086	929,632	1,086,763
Selling, general and administrative	1,825,033	1,880,438	5,172,340	5,414,094
Depreciation and amortization	222,124	192,575	648,757	578,225
Tornado expenses and write-offs, net	(268,776)	-	363,596	-
Legal settlement	-	100,000	-	100,000
(Gain) loss on disposal of operating assets	-	(11,160)	30,584	(29,160)
Income (loss) from operations	697,620	1,021,386	(557,933)	525,735

Other income, net	3,429	22,030	64,708	68,322
Interest expense	(54,514)	(65,804)	(169,739)	(202,475)
Income (loss) before income taxes	646,535	977,612	(662,964)	391,582

Income tax expense (benefit)	134,500	258,900	(175,900)	146,500
Net income (loss)	$512,035	$718,712	$(487,064)	$245,082

Income (loss) per share - basic and diluted	$0.01	$0.01	$(0.01)	$0.00

Weighted average shares outstanding (in 000’s) - basic and diluted	75,444	75,168	75,314	75,146

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PARKS! AMERICA, INC. AND SUBSIDIARIES

REPORTED AND PRO FORMA PARK REVENUES

For the Three Months and Nine Months Ended July 2, 2023 and July 3, 2022

	Reported
	For the three months ended		For the nine months ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Georgia	$1,713,205	$2,512,363	$4,059,002	$5,159,261
Missouri	570,888	517,589	1,061,480	1,017,696
Texas	517,419	589,288	1,356,174	1,468,786
Total park revenues	$2,801,512	$3,619,240	$6,476,656	$7,645,743

	Pro Forma
	For the three months ended		For the nine months ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Georgia	$2,388,705	$2,512,363	$5,038,002	$5,159,261
Missouri	570,888	517,589	1,061,480	1,017,696
Texas	517,419	589,288	1,356,174	1,468,786
Total park revenues	$3,477,012	$3,619,240	$7,455,656	$7,645,743

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PARKS! AMERICA, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE - ADJUSTED NET INCOME (1)

For the Three Months and Nine Months Ended July 2, 2023 and July 3, 2022

	For the three months ended		For the nine months ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net income (loss)	$512,035	$718,712	$(487,064)	$245,082
Tornado expenses and write-offs, net	(268,776)	-	363,596	-
Tax impact - Tornado expenses and write-offs	72,570	-	(98,170)	-
Legal settlement	-	100,000	-	100,000
Tax impact - legal settlement	-	(27,000)	-	(27,000)
Adjusted net income (loss)	$315,829	$791,712	$(221,638)	$318,082

(1) Reconciliation of Non-GAAP Disclosure Item - Adjusted Net Income

Adjusted net income for the three months ended July 2, 2023 excludes tornado expenses of $397,749 and asset write-offs of $20,728, more than offset by $687,253 of insurance proceeds. Adjusted net income for the nine months ended July 2, 2023 excludes tornado expenses of $779,425 and asset write-offs of $271,424, partially offset by $687,253 of insurance proceeds. Adjusted net income for the three and nine months ended July 2, 2023 excludes a legal settlement charge associated an employment contract dispute related to a former officer of the Company.

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PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of July 2, 2023, October 2, 2022 and July 2, 2022

	July 2, 2023	October 2, 2022	July 3, 2022
ASSETS
Cash	$2,875,889	$5,472,036	$5,299,849
Accounts receivable	673,956	4,405	3,877
Inventory	469,343	541,986	587,674
Prepaid expenses	760,078	170,782	275,059
Total current assets	4,779,266	6,189,209	6,166,459

Property and equipment, net	15,397,446	14,811,742	14,717,486
Right of use asset, net	-	-	309,661
Intangible assets, net	71,723	79,565	10,141
Other assets	20,909	23,090	16,974
Total assets	$20,269,344	$21,103,606	$21,220,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable	$139,372	$267,567	$310,740
Other current liabilities	463,733	521,872	589,127
Current portion of finance lease obligation	-	-	158,852
Current portion of long-term debt, net	758,724	732,779	724,239
Total current liabilities	1,361,829	1,522,218	1,782,958

Long-term portion of finance lease obligation	-	-	152,820
Long-term debt, net	3,654,738	4,227,442	4,413,406
Deferred tax liability, net	270,895	-	-
Total liabilities	5,287,462	5,749,660	6,349,184

Stockholders’ equity
Common stock	75,518	75,227	75,227
Capital in excess of par	5,102,471	4,987,762	4,987,762
Retained earnings	9,803,893	10,290,957	9,808,548
Total stockholders’ equity	14,981,882	15,353,946	14,871,537
Total liabilities and stockholders’ equity	$20,269,344	$21,103,606	$21,220,721

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